Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of May 13, 2019 (the “Effective Date”) between Hill-Rom Holdings, Inc., an Indiana corporation (the “Company”), and Carlos Alonso Marum (“Executive”), and supersedes and replaces in its entirety that certain employment agreement entered into between the Company and Executive, dated November 16, 2018 (the “Prior Employment Agreement”).
W I T N E S S E T H:
WHEREAS, the Company and Executive entered into the Prior Employment Agreement which sets forth the terms and conditions upon which Executive is currently employed by the Company as Senior Vice President, President International; and

WHEREAS, Executive has expressed interest in retiring from the Company upon achieving retirement age under the Company’s long-term equity incentive compensation plan;
WHEREAS, the Company is willing to continue to employ Executive under the terms and conditions set forth in this Agreement until Executive achieves such retirement age; and
WHEREAS, the Company and Executive (collectively referred to as the “Parties”) acknowledge and agree that the execution of this Agreement, as amended and restated, is necessary to memorialize the terms and conditions of their employment relationship and the planned termination of the employment relationship, as well as safeguard against the unauthorized disclosure or use of the Company’s confidential information and to otherwise preserve the goodwill and ongoing business value of the Company.
NOW THEREFORE, in consideration of Executive’s continued employment and the agreement of the Company to provide Executive with certain benefits as contained herein, as well as other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.	Employment.

(a)
Continuing from the Effective Date and ending on June 30, 2019, Executive shall continue to serve as Senior Vice President, President International for the Company, reporting to the Chief Executive Officer of the Company (the “CEO”). During such period of employment, Executive agrees to perform all duties and responsibilities traditionally assigned to, or falling within the normal responsibilities of, an individual employed as Senior Vice President, President International of the Company. Executive also agrees to perform any and all additional duties or responsibilities consistent with such position as may be assigned by the CEO in his discretion.

(b)	Executive’s job duties and responsibilities as Senior Vice President, President International shall terminate effective June 30, 2019 (the “Effective Termination Date”).

(c)	From July 1, 2019 through April 13, 2020, Executive shall continue as an active employee of the Company on a qualified unpaid leave of absence, consistent with Company policy.

(d)	Executive’s employment with the Company shall terminate effective April 13, 2020 (the “Actual Termination Date”).

2.
Efforts and Duty of Loyalty. During the period of Executive’s continued employment as Senior Vice President, President International, Executive covenants and agrees to exercise reasonable efforts to perform all assigned duties in a diligent and professional manner and in the best interest of the Company. Executive agrees to devote Executive’s full working time, attention, talents, skills and efforts to further the Company’s business interests. Executive shall act at all times in accordance with the Company’s code of ethical business conduct, and all other applicable policies of the Company.

3.
At-Will Employment. Subject to the terms and conditions of the severance opportunity set forth below, Executive specifically acknowledges and accepts such employment on an “at-will” basis and agrees that both Executive and the Company retain the right to terminate this relationship at any time, with or without cause, for any reason not prohibited by applicable law upon notice as required by this Agreement.

4.
Base Salary. For services performed by Executive as Senior Vice President, President International through the Effective Termination Date, the Company shall continue to pay Executive’s base salary at the current annual rate of Four Hundred Eighty-Eight Thousand Dollars ($488,000) per year (“Base Salary”). The Base Salary shall be paid in the same increments as the Company’s normal payroll. For the period of Executive’s employment with the Company from July 1, 2019 through the Actual Termination Date, Executive shall be employed on a qualified unpaid leave of absence and shall not be paid any Base Salary.

5.
Bonus. Executive shall continue to participate in the Company’s short-term incentive compensation plan for fiscal year 2019, with such participation to continue through the Effective Termination Date. Executive’s bonus target for fiscal year 2019 shall remain at 70% of Base Salary. Executive’s actual bonus payment for fiscal year 2019 will be based upon the achievement of the performance measures and objectives established for Executive for fiscal year 2019 as well as Executive’s individual performance for fiscal year 2019, as determined by the CEO. Executive’s bonus payment as determined under the preceding sentence will be pro-rated for the period of Executive’s participation in the short-term incentive compensation plan from October 1, 2018 through the Effective Termination Date. Any bonus earned shall be paid to Executive at the same time and in the same manner as bonuses for fiscal year 2019 are paid to other active employees of the Company. Executive shall not be eligible to participate in the Company’s short-term incentive compensation plan for fiscal year 2020.

6.
Equity Awards. As of the Effective Date, Executive shall not be eligible to receive any additional equity or other long-term incentive awards under the Company’s equity-based incentive compensation plan. Executive shall continue to accrue service for purposes of vesting of unvested equity awards outstanding as of the Effective Termination Date based on Executive’s employment through the Actual Termination Date.

7.	Other Benefits.

a.
Continuing from the Effective Date and ending on the Effective Termination Date, Executive will be entitled to participate in and receive such benefits and perquisites, including retirement and health and welfare benefits (such as participation in the supplemental executive retirement plan (the “SERP”), supplemental long-term disability insurance coverage, a Company-paid

Executive physical examination, reimbursement for a portion of tax preparation and estate and financial planning services and flexible paid time off in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time, including, but not limited to, forty (40) hours of sick leave), in each case, as are available to other senior executives of the Company. Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.

(b)    For the period of Executive’s employment beginning July 1, 2019 and ending on the Actual Termination Date, Executive will be entitled to continue to participate in the Company’s health and welfare benefit programs and the SERP as an active employee with such participation subject to the terms of the applicable plan documents.
(c)    Effective April 14, 2020, Executive will become ineligible to participate in the Company’s health and welfare programs and the SERP and continuation coverage in the Company’s healthcare programs under COBRA will be triggered at such time.

8.
Release. The continuation of Executive’s employment through the Actual Termination Date, and the benefits attributable to such continuation of employment as set forth in Paragraphs 6 and 7, are contingent upon Executive materially complying with the restrictive covenants contained herein and executing a separation and release agreement (the “Release”). Further, the Company’s obligation to provide the benefits pursuant to Paragraphs 6 and 7 shall be deemed null and void should Executive fail or refuse to execute and deliver to the Company the Company’s then standard Release (without modification) within any time period as may be prescribed by law or, in absence thereof, twenty-one (21) days after the Effective Date of this Agreement.

9.
Reaffirmation. Upon termination of Executive’s employment, Executive agrees, if requested to reaffirm in writing Executive’s post-employment obligation as set forth in this Agreement, that Executive will make such reaffirmation.

10.	Restrictive Covenants. The capitalized terms used, but not defined herein in Paragraphs 10(a) through 10(h), will have the meanings given to such terms in Paragraph 10(i).

(a)
Return of Company Property. All records, files, drawings, documents, data in whatever form, business equipment (including computers, cell phones, etc.), and the like relating to, or provided by, the Company shall be and remain the sole property of the Company. At the Effective Termination Date, Executive shall immediately return to the Company all such items without retention of any copies and without additional request by the Company.

(b)
Confidential Information. Executive acknowledges that the Companies possess certain trade secrets as well as other confidential and proprietary information which they have acquired or will acquire at great effort and expense. Such information may include, without limitation, confidential information, whether in tangible or intangible form, regarding the Companies’ products and services, marketing strategies, business plans, operations, costs, current or prospective customer information (including customer identities, contacts, requirements, creditworthiness, preferences, and like matters), product concepts, designs, prototypes or specifications, research and development efforts, technical data and know‑how, sales information, including pricing and other terms and conditions of sale, financial information, internal procedures, techniques, forecasts, methods, trade information, trade secrets, software programs, project requirements, inventions, trademarks, trade names, and similar information regarding the Companies’ business(es) (collectively referred to herein as “Confidential Information”). Executive further acknowledges that, as a result of Executive’s employment with the Company, Executive has had or will have access to, has or will become acquainted with, and/or may have helped develop, such Confidential Information. Confidential Information shall not include information readily available in the public so long as such information was not made available through fault of Executive or wrong doing by any other individual.

(c)
Restricted Use of Confidential Information. Executive agrees that all Confidential Information is and shall remain the sole and exclusive property of the Company and/or its affiliated entities. Except as may be expressly authorized by the Company in writing, or other than in the course of Executive’s employment and for the benefit of the Company, Executive agrees not to disclose, or cause any other person or entity to disclose, any Confidential Information to any third party while employed by the Company and for as long thereafter as such information remains confidential (or as limited by applicable law). Further, Executive agrees to use such Confidential Information only in the course of Executive’s duties in furtherance of the Company’s business and agrees not to make use of any such Confidential Information for Executive’s own purposes or for the benefit of any other entity or person. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process, or is requested by subpoena, court order or a governmental, regulatory or self-regulatory body with the apparent authority to disclose any Confidential Information (provided that in such case Executive shall (A) provide the Company with prior notice of the contemplated disclosure, (B) cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information, and (C) disclose only that Confidential Information which Executive is legally required to disclose).

(d)
Non-Solicitation. During Executive’s employment through the Actual Termination Date and for a period of twelve (12) months thereafter, Executive agrees not to directly or indirectly engage in the following prohibited conduct:

(i)	Solicit, offer products or services to, or accept orders for, any Competitive Products or otherwise transact any competitive business on behalf of any Competitor;

(ii)
Attempt on behalf of any Competitor to entice or otherwise cause any third party to withdraw, curtail or cease doing business with the Company (or any Affiliate thereof), specifically including customers, vendors, independent contractors and other third-party entities;

(iii)
Except in the course of Executive’s employment and for the benefit of the Company, disclose to any person or entity the identities, contacts or preferences of any customers of the Company (or any Affiliate thereof), or the identity of any other persons or entities having business dealings with the Company (or any Affiliate thereof);

(iv)	Induce any individual who has been employed by or had provided services to the Company (or any Affiliate thereof) within the six (6) month period immediately preceding the effective date of Executive’s termination of employment to terminate such relationship with the Company (or any Affiliate thereof);

(v)
Assist, coordinate or otherwise offer employment to, accept employment inquiries from, or employ any individual who is or had been employed by the Company (or any Affiliate thereof) at any time within the six (6) month period immediately preceding such offer, or inquiry;

(vi)
Communicate or indicate in any way to any customer of the Company (or any Affiliate thereof), prior to Executive’s Effective Termination Date, any interest, desire, plan, or decision to separate from the Company; other than by way of long-term retirement plans; or

(vii)
Otherwise attempt on behalf of any Competitor to directly or indirectly interfere with the Company’s business, the business of any of the Companies or their relationship with their employees, consultants, independent contractors or customers.

(e)
Limited Non-Compete. For the above-stated reasons, and as a condition of employment to the fullest extent permitted by law, Executive agrees during the Relevant Non‑Compete Period not to directly or indirectly engage in the following competitive activities:

(i)
Executive shall not have any ownership interest in, work for, advise, consult, or have any business connection or business or employment relationship in any competitive capacity with any Competitor unless Executive provides written notice to the Company of such relationship prior to entering into such relationship and, further, provides sufficient written assurances to the Company’s satisfaction that such relationship will not jeopardize the Company’s legitimate interests or otherwise violate the terms of this Agreement;

(ii)	Executive shall not engage in any research, development, production, sale or distribution of any Competitive Products on behalf of a Competitor;

(iii)	Executive shall not market, sell, or otherwise offer or provide any Competitive Products within any Geographic Territory on behalf of a Competitor; or

(iv)	Executive shall not distribute, market, sell or otherwise offer or provide any Competitive Products to any customer of the Company on behalf of a Competitor.

(f)
Non-Disparagement. Executive agrees not to make any written or oral statement that may defame, disparage or cast in a negative light so as to do harm to the personal or professional reputation of (i) the Company, (ii) its Executives, officers, directors or trustees or (iii) the services and/or products provided by the Company and its subsidiaries or affiliate entities. Similarly, in response to any written inquiry from any prospective employer or in connection with a written inquiry in connection with any future business relationship involving Executive, the Company agrees not to provide any information, and the senior officers shall not make any written or oral statement, that may defame, disparage or cast in a negative light so as to do harm to the personal or professional reputation of Executive. The Parties acknowledge, however, that nothing contained herein shall be construed to prevent or prohibit the Company or Executive from providing truthful information in response to any court order, discovery request, subpoena or other lawful request, rebutting statements by others or making normal competitive-type statements.

(g)	Further Covenants.

(i)
The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Accordingly, the Parties have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(ii)
Nothing in this Agreement prevents Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity Executive is not prohibited from providing information voluntarily to the United States Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

(h)
Acknowledged Need for Limited Restrictive Covenants. Executive acknowledges that the Companies have spent and will continue to expend substantial amounts of time, money and effort to develop their business strategies, Confidential Information, customer identities and relationships, goodwill and Executive relationships, and that Executive will benefit from these efforts. Further, Executive acknowledges the inevitable use of, or near-certain influence by Executive’s knowledge of, the Confidential Information disclosed to Executive during the course of employment if Executive is allowed to compete against the Company in an unrestricted manner and that such use would be unfair and extremely detrimental to the Company. Accordingly, based on these legitimate business reasons, Executive acknowledges each of the Companies’ need to protect their legitimate business interests by reasonably restricting Executive’s ability to compete with the Company on a limited basis or solicit its employees or customers, in each case, as provided herein.

(i)	Non-Compete Definitions. For purposes of this Agreement, the Parties agree that the following terms shall apply:

(i)	“Affiliate” includes any parent, subsidiary, joint venture, sister company, or other entity controlled, owned, managed or otherwise associated with the Company;

(ii)
“Assigned Customer Base” shall include all accounts or customers formally assigned to Executive within a given territory or geographical area or contacted by Executive at any time during the eighteen (18) month period preceding Executive’s date of separation;

(iii)
“Competitive Products” shall include any product or service that directly or indirectly competes with, is substantially similar to, or serves as a reasonable substitute for, any product or service in research, development or design, or manufactured, produced, sold or distributed by the Company;

(iv)
“Competitor” shall mean the list of companies on Exhibit B, which can be changed at any time prior to 90 days before termination of employment by or of Executive by written notice to Executive, so long as the list does not exceed fifteen (15) companies and each of which is a material competitor of the Company.

(v)
“Directly or indirectly” shall be construed such that the foregoing restrictions shall apply equally to Executive whether performed individually or as a partner, shareholder, officer, director, manager, Executive, salesperson, independent contractor, broker, agent, or consultant for any other individual, partnership, firm, corporation, company, or other entity engaged in such conduct.

(vi)
“Geographic Territory” shall include any territory in which the Company has provided any services or sold any products at any time during the twenty-four (24) month period preceding Executive’s date of separation;

(vii)
“Relevant Non-Compete Period” shall include the period of Executive’s employment with the Company through the Actual Termination Date as well as a period of twelve (12) months after such Actual Termination Date, regardless of the reason for such termination provided.

(j)
Consent to Reasonableness. In light of the above-referenced concerns, including Executive’s knowledge of and access to the Companies’ Confidential Information, Executive acknowledges that the terms of such restrictive covenants are reasonable and necessary to protect the Company’s legitimate business interests and will not unreasonably interfere with Executive’s ability to obtain alternate employment. As such, Executive hereby agrees that such restrictions are valid and enforceable, and affirmatively waives any argument or defense to the contrary. Executive acknowledges that this limited noncompetition provision is not an attempt to prevent Executive from obtaining other employment in violation of IC § 22-5-3-1 or any other similar statute. Executive further acknowledges that the Company may need to take action, including litigation, to enforce this limited non-competition provision, which efforts the Parties stipulate shall not be deemed an attempt to prevent Executive from obtaining other employment.

(k)
Survival of Restrictive Covenants. Executive acknowledges that the above restrictive covenants shall survive the termination of this Agreement and the termination of Executive’s employment for any reason. Executive further acknowledges that any alleged breach by the Company of any contractual, statutory or other obligation shall not excuse or terminate the obligations hereunder or otherwise preclude the Company from seeking injunctive or other relief. Rather, Executive acknowledges that such obligations are independent and separate covenants undertaken by Executive for the benefit of the Company.

(l)
Post-Termination Notification. For the duration of Executive’s Relevant Non-Compete Period or other restrictive covenant period, whichever is longer, Executive agrees to promptly notify the Company no later than five (5) business days of Executive’s acceptance of any employment or consulting engagement. Such notice shall include sufficient information to ensure Executive compliance with Executive’s non-compete obligations and must include at a minimum the following information: (i) the name of the employer or entity for which Executive is providing any consulting services; (ii) a description of Executive’s intended duties; and (iii) the anticipated start date. Such information is required to ensure Executive’s compliance with Executive’s non-compete obligations as well as all other applicable restrictive covenants. Such notice shall be provided in writing to the Office of SVP, Corporate Secretary and Chief Legal Officer at 130 East Randolph Street, Suite 1000, Chicago, Illinois 60601. Failure to timely provide such notice shall be deemed a material breach of this Agreement. Executive further consents to the Company’s notification to any new employer of Executive’s rights and obligations under this Agreement.

(m)
Scope of Restrictions. If the scope of any restriction contained in any preceding paragraphs of this Agreement is deemed too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

(n)
Specific Enforcement/Injunctive Relief. Executive agrees that it would be difficult to measure any damages to the Company from a breach of the above-referenced restrictive covenants, but acknowledges that the potential for such damages would be great, incalculable and irremediable, and that monetary damages alone would be an inadequate remedy. Accordingly, Executive agrees that the Company shall be entitled to immediate injunctive relief against such breach, or threatened breach, in any court having jurisdiction. In addition, if Executive violates any such restrictive covenant, Executive agrees that the period of such violation shall be added to the term of the restriction. In determining the period of any violation, the Parties stipulate that in any calendar month in which Executive engages in any activity in violation of such provisions, Executive shall be deemed to have violated such provision for the entire month, and that month shall be added to the duration of the non-competition provision. Executive acknowledges that the remedies described above shall not be the exclusive remedies, and the Company may seek any other remedy available to it either in law or in equity, including, by way of example only, statutory remedies for misappropriation of trade secrets, and including the recovery of compensatory or punitive damages. Executive further agrees that the Company shall be entitled to an award of all costs and attorneys’ fees incurred by it in any attempt to enforce the terms of this Agreement if the Company prevails.

(o)
Publicly Traded Stock. The Parties agree that nothing contained in this Agreement shall be construed to prohibit Executive from investing Executive’s personal assets in any stock or corporate security traded or quoted on a national securities exchange or national market system provided, however, such investments do not require any services on the part of Executive in the operation or the affairs of the business or otherwise violate the Company’s code of ethics.

11.
Notice of Claim and Contractual Limitations Period. Executive acknowledges the Company’s need for prompt notice, investigation, and resolution of any claims that may be filed against it due to the number of relationships it has with employees and others (and due to the turnover among such individuals with knowledge relevant to any underlying claim). Accordingly, Executive agrees prior to initiating any litigation of any type (including, but not limited to, employment discrimination litigation, wage litigation, defamation, or any other claim) to notify the Company, within one hundred and eighty (180) days after the claim accrued, by sending a certified letter addressed to the Company’s General Counsel setting forth: (a) claimant’s name, address, and phone; (b) the name of any attorney representing Executive; (c) the nature of the claim; (d) the date the claim arose; and (e) the relief requested. This provision is in addition to any other notice and exhaustion requirements that might apply. For any dispute or claim of any type against the Company (including but not limited to employment discrimination litigation, wage litigation, defamation, or any other claim), Executive must commence legal action within the shorter of one (1) year of accrual of the cause of action or such shorter period that may be specified by law.

12.
Non-Jury Trials. Notwithstanding any right to a jury trial for any claims, Executive waives any such right to a jury trial, and agrees that any claim of any type (including but not limited to employment discrimination litigation, wage litigation, defamation, or any other claim) lodged in any court will be tried, if at all, without a jury.

13.
Choice of Forum. Executive acknowledges that the Company is primarily based in Indiana, and Executive understands and acknowledges the Company’s desire and need to defend any litigation against it in Illinois. Accordingly, the Parties agree that any claim of any type brought by Executive against the Company or any of its employees or agents must be maintained only in a court sitting in Cook County, Illinois, or, if a federal court, the Northern District of Illinois. Executive further understands and acknowledges that in the event the Company initiates litigation against Executive, the Company may need to prosecute such litigation in such state where Executive is subject to personal jurisdiction. Accordingly, for purposes of enforcement of this Agreement, Executive specifically consents to personal jurisdiction in the State of Illinois.

14.
Choice of Law. This Agreement shall be deemed to have been made within the County of Cook, State of Illinois and shall be interpreted and construed in accordance with the laws of the State of Illinois. Any and all matters of dispute of any nature whatsoever arising out of, or in any way connected with the interpretation of this Agreement, any disputes arising out of the Agreement or the employment relationship between the Parties hereto, shall be governed by, construed by and enforced in accordance with the laws of the State of Illinois without regard to any applicable state’s choice of law provisions.

15.	Titles. Titles are used for the purpose of convenience in this Agreement and shall be ignored in any construction of it.

16.
Severability. The Parties agree that each and every paragraph, sentence, clause, term and provision of this Agreement is severable and that, in the event any portion of this Agreement is adjudged to be invalid or unenforceable, the remaining portions thereof shall remain in effect and be enforced to the fullest extent permitted by law. Further, should any particular clause, covenant, or provision of this Agreement be held unreasonable or contrary to public policy for any reason, the Parties acknowledge and agree that such covenant, provision or clause shall automatically be deemed modified such that the contested covenant, provision or clause will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so modified to whatever extent would be reasonable and enforceable under applicable law.

17.
Assignment-Notices. The rights and obligations of the Company under this Agreement shall inure to its benefit, as well as the benefit of its parent, subsidiary, successor and affiliated entities, and shall be binding upon the successors and assigns of the Company. This Agreement, being personal to Executive, cannot be assigned by Executive, but Executive’s personal representative shall be bound by all its terms and conditions. Any notice required hereunder shall be sufficient if in writing and mailed to the last known residence of Executive or to the Company at its principal office with a copy mailed to the Office of the General Counsel.

18.
Amendments and Modifications. Except as specifically provided herein, no modification, amendment, extension or waiver of this Agreement or any provision hereof shall be binding upon the Company or Executive unless in writing and signed by both Parties. The waiver by the Company or Executive of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach. Nothing in this Agreement shall be construed as a limitation upon the Company’s right to modify or amend any of its manuals or policies in its sole discretion and any such modification or amendment which pertains to matters addressed herein shall be deemed to be incorporated herein and made a part of this Agreement.

19.
Outside Representations. Executive represents and acknowledges that in signing this Agreement Executive does not rely, and has not relied, upon any representation or statement made by the Company or by any of the Company’s employees, officers, agents, stockholders, directors or attorneys with regard to the subject matter, basis or effect of this Agreement other than those specifically contained herein.

20.	Other Remedies. Executive agrees to remain bound by the terms and conditions of the Company’s Limited Recapture Agreement, and any applicable laws, rules and regulations.

21.
Voluntary and Knowing Execution. Executive acknowledges that Executive has been offered a reasonable amount of time within which to consider and review this Agreement; that Executive has carefully read and fully understands all of the provisions of this Agreement; and that Executive has entered into this Agreement knowingly and voluntarily.

22.
Liability Insurance. The Company shall cover Executive under directors and officers liability insurance both during and, while potential liability exists, after the termination of Executive’s employment in the same amount and to the same extent as the Company covers its other officers and non-independent directors.

23.	Tax Matters.

(a)
Withholding. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)
Code Section 409A Notification. Executive acknowledges that Executive has been advised of the American Jobs Creation Act of 2004, which includes Internal Revenue Code Section 409A, and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and which also significantly changed the taxation of nonqualified deferred compensation plans and arrangements.

(i)
The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in accordance therewith. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(ii)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” and with regard to which an exemption from such section does not apply, such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Paragraph 26(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)
With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year, and (C) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(iv)
For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. In no event shall the timing of

Executive’s execution of a Release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(v)
Executive acknowledges that, notwithstanding anything contained herein to the contrary, both Parties shall be independently responsible for assessing their own risks and liabilities under Code Section 409A that may be associated with any payment made under the terms of this Agreement or any other arrangement which may be deemed to trigger Code Section 409A. Further, the Parties agree that each shall independently bear responsibility for any and all taxes, penalties or other tax obligations as may be imposed upon them in their individual capacity as a matter of law.

24.
Entire Agreement. This Agreement constitutes the entire employment agreement between the Parties hereto concerning the subject matter hereof and shall supersede all prior and contemporaneous agreements between the Parties in connection with the subject matter of this Agreement. Nothing in this Agreement, however, shall affect any separately‑executed written agreement addressing any other issues.

25.	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have signed this Agreement effective as of the day and year first above written.

EXECUTIVE	HILL-ROM HOLDINGS, INC.
Signed: /s/ Carlos Alonso Marum Name: Carlos Alonso Marum Dated: May 3, 2019	Signed: /s/ Ken Meyers Name: Ken Meyers, Chief Human Resources Officer Dated: May 13, 2019

CAUTION: READ BEFORE SIGNING